EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

COMARCO, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 33-42350, 33-37863, 33-44943, 33-45096, 33-50068, 33-63219, 333-1749, 333-78677, and 333-42350) on Forms S-8 of Comarco, Inc. of our report dated May 9, 2004 except as to note 19, which is as of May 9, 2005, relating to the consolidated balance sheet of Comarco, Inc. and subsidiaries as of January 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2004, and the related schedule, which report appears in the January 31, 2005 annual report on Form 10-K of Comarco, Inc. and subsidiaries.

/s/    KPMG LLP

Costa Mesa, California

May 11, 2005